UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM 40-F

(Check One)

☒	Registration statement pursuant to Section 12 of the Securities Exchange Act of 1934

or

☐	Annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended __________ Commission file number: __________

SKEENA RESOURCES LIMITED
(Exact name of registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number)

1021 West Hastings Street, Suite 650 Vancouver, British Columbia, Canada, V6E 0C3 604-684-8725
(Address and Telephone Number of Registrant’s Principal Executive Offices)
CT Corporation System 28 Liberty Street New York, New York 10005 (212) 894-8940
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent For Service in the United States)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SKE	The New York Stock Exchange

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

For annual reports, indicate by check mark the information filed with this Form:

☐ Annual Information Form	☐ Audited Annual Financial Statements

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report: Not applicable

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.

Yes ☐      No ☒

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).

Yes ☐      No ☒

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☐      No ☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

EXPLANATORY NOTE

This Amendment No. 1 amends the Registration Statement on Form 40-F of Skeena Resources Limited, which was filed with the United States Securities and Exchange Commission on October 22, 2021 (the “Original Registration Statement” and, including any amendments thereto, the “Registration Statement”). This Amendment No. 1 is being filed solely to include certain additional exhibits with the Registration Statement that were too large to be filed with the Original Registration Statement.

Other than as expressly set forth herein, this Amendment No. 1 does not, and does not purport to, amend, update, or restate the information in any item of the Original Registration Statement or reflect any events occurring.

SIGNATURES

Pursuant to the requirements of the United States Securities Exchange Act of 1934, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 22, 2021	SKEENA RESOURCES LTD.

	By:	/s/ Andrew MacRitchie
Name: Andrew MacRitchie
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
Annual Information
99.1 *	Annual Audited Consolidated Financial Statements for the Years Ended December 31, 2019 and December 31, 2018
99.2 *	Management Discussion and Analysis for the Years Ended December 31, 2019 and December 31, 2018
99.3 *	Certification of Annual Filings – CEO (Form 52-109FV1) dated April 27, 2020
99.4 *	Certification of Annual Filings – CFO (Form 52-109FV1) dated April 27, 2020
99.5 *	Annual Information Form for the Fiscal Year Ended December 31, 2019, dated August 17, 2020
99.6 *	Amended and Restated Annual Information Form for the Fiscal Year Ended December 31, 2019 dated August 19, 2020
99.7 *	Certification of Annual Filings with Voluntarily Filed AIF – CEO (Form 52-109F1-AIF) dated August 19, 2020
99.8 *	Certification of Annual Filings with Voluntarily Filed AIF – CFO (Form 52-109F1-AIF) dated August 19, 2020
99.9 *	Annual Audited Consolidated Financial Statements for the Years Ended December 31, 2020 and December 31, 2019
99.10 *	Management Discussion and Analysis for the Years Ended December 31, 2020 and December 31, 2019
99.11 *	Annual Information Form for the fiscal year ended December 31, 2020, dated March 25, 2021
99.12 *	Certification of Annual Filings – CEO (Form 52-109F1) dated March 30, 2021
99.13 *	Certification of Annual Filings – CFO (Form 52-109F1) dated March 30, 2021
Interim Information
99.14 *	Condensed Interim Consolidated Financial Statements for the Three Months Ended March 31, 2020 and March 31, 2019
99.15 *	Management Discussion and Analysis for the Three Months Ended March 31, 2020 and March 31, 2019
99.16 *	Certification of Interim Filings – CEO (Form 52-109FV2) dated May 29, 2020
99.17 *	Certification of Interim Filings – CFO (Form 52-109FV2) dated May 29, 2020
99.18 *	Condensed Interim Consolidated Financial Statements for the Three Months and Six Months Ended June 30, 2020 and 2019
99.19 *	Management Discussion and Analysis for the Three and Six Months Ended June 30, 2020 and June 30, 2019
99.20 *	Certification of Interim Filings – CEO (Form 52-109FV2) dated August 19, 2020
99.21 *	Certification of Interim Filings – CFO (Form 52-109FV2) dated August 19, 2020
99.22 *	Condensed Interim Consolidated Financial Statements for the Three and Nine Months ended September 30, 2020 and September 30, 2019
99.23 *	Management Discussion and Analysis for the Three and Nine Months ended September 30, 2020 and September 30, 2019
99.24 *	Certification of Interim Filings Following an Initial Public Offering, Reverse Takeover or Becoming a Non-Venture Issuer – CEO (Form 52-109F2) dated November 13, 2020
99.25 *	Certification of Interim Filings Following an Initial Public Offering, Reverse Takeover or Becoming a Non-Venture Issuer – CFO (Form 52-109F2) dated November 13, 2020
99.26 *	Condensed Interim Consolidated Financial Statements for the Three Months Ended March 31, 2021 and March 31, 2020
99.27 *	Management Discussion and Analysis for the Three Months ended March 31, 2021 and March 31, 2020
99.28 *	Certification of Interim Filings – CEO (Form 52-109F2) dated May 17, 2021
99.29 *	Certification of Interim Filings – CFO (Form 52-109F2) dated May 17, 2021
99.30 *	Condensed Interim Consolidated Financial Statements for the Three Months and Six Months Ended June 30, 2021 and 2020

99.31 *	Management Discussion and Analysis for the Three and Six Months Ended June 30, 2021 and June 30, 2020
99.32 *	Certification of Interim Filings – CEO (Form 52-109F2) dated August 13, 2021
99.33 *	Certification of Interim Filings – CFO (Form 52-109F2) dated August 13, 2021
Shareholder Meeting Materials
99.34 *	Notice and Record Date of the Annual General and Special Meeting of Shareholders dated August 14, 2020
99.35 *	Notice and Record Date of the Annual General and Special Meeting of Shareholders dated September 16, 2020
99.36 *	Information Circular In respect of the Annual and Special General Meeting of Shareholders to be held on October 15, 2020 dated September 16, 2020
99.37 *	Notice and Record Date of the Annual General Meeting of Shareholders dated May 13, 2021
99.38 *	Information Circular In respect of the Annual General Meeting of Shareholders to be held on June 30, 2021 dated May 27, 2021
99.39 *	Notice and Record Date of the Annual General Meeting of Shareholders dated May 27, 2021
99.40 *	Report of Voting Results (NI 51-102) dated June 30, 2021
Other Material Documents Filed with Canadian Securities Regulators
99.41 *	Alternative Monthly Report (Form 62-103F3) dated April 9, 2020
99.42 *	Material Change Report (Form 51-102F3) dated April 15, 2020
99.43 *	Material Change Report (Form 51-102F3) dated June 15, 2020
99.44 *	Material Change Report (Form 51-102F3) dated July 9, 2020
99.45 *	Early Warning Report (Form 62-103F1) dated August 4, 2020
99.46 *	Alternative Monthly Report (Form 62-103F3) dated August 10, 2020
99.47 *	Independent Technical Report for the Snip Project, Canada (NI 43-101) dated July 21, 2020
99.48 *	Certificate of Qualified Person (SRK Consulting (Canada) Inc.) (NI 43-101) dated September 3, 2020
99.49 *	Amended and Restated Report for the Snip Project, Canada (NI 43-101) dated July 21, 2020
99.50 *	Certificate of qualified person (SRK Consulting (Canada) Inc.) (NI 43-101) dated September 3, 2020
99.51 *	Notice Pursuant to Sec. 11.2 of NI 51-102 dated September 18, 2020
99.52 *	Material Change Report (Form 51-102F3) dated October 9, 2020
99.53 *	Amended and Restated Option Agreement, dated August 3, 2020, between Barrick Gold Inc. and Skeena Resources Limited
99.54 *	Investor Rights Agreement, dated October 2, 2020, between Skeena Resources Limited and Barrick Gold Inc.
99.55 *	Alternative Monthly Report (Form 62-103F3) dated November 10, 2020
99.56 *	Investor Presentation, Eskay Creek Project, dated November 10, 2020
99.57 *	Early Warning Report (Form 62-103F1) dated November 17, 2020
99.58 *	Material Change Report (Form 51-102F3) dated November 27, 2020
99.59 *	Independent Technical Report for the Eskay Creek Au-Ag Project, Canada (NI 43-101) dated April 7, 2021
99.60 *	Certificate of SRK Consulting (Canada) Inc., Grant Carlson (NI 43-101) dated April 7, 2021
99.61 *	Certificate of SRK Consulting (Canada) Inc., Sheila Ulanksy (NI 43-101) dated April 7, 2021
99.62 *	Material Change Report (Form 51-102F3) dated April 13, 2021
99.63 *	Amended Material Change Report (Form 51-102F3) dated April 13, 2021, as amended May 6, 2021
99.64 *	Material Change Report (Form 51-102F3) dated May 25, 2021
99.65 *	Restricted Share Unit Plan dated June 1, 2021
99.66 *	Material Change Report (Form 51-102F3) dated June 17, 2021
99.67 *	Stock Option Plan, As Amended dated June 30, 2021
99.68 *	Material Change Report (Form 51-102F3) dated July 23, 2021
99.69 **	Technical Report and Prefeasibility Study - NI 43-101 dated July 22, 2021 and filed September 1, 2021
99.70 **	Report of Exempt Distribution (Form 45-106F1) dated September 2, 2021

99.71 **	Certificate of AGP Mining Consultants Inc. (Canada), Willie Hamilton (NI 43-101) dated September 1, 2021
99.72 **	Certificate of AGP Mining Consultants Inc. (Canada), Roland Tosney (NI 43-101) dated September 1, 2021
99.73 **	Certificate of Ausenco Engineering Canada Inc. (Canada), Tommaso Roberto Raponi (NI 43-101) dated September 1, 2021
99.74 **	Certificate of Ausenco Engineering Canada Inc. (Canada), Scott Elfen (NI 43-101) dated September 1, 2021
99.75 **	Certificate of ERM Consultants Canada Ltd., Rolf Schmitt (NI 43-101) dated September 1, 2021
99.76 **	Certificate of SRK Consulting, Adrian Dance (NI 43-101) dated September 1, 2021
99.77 **	Certificate of SRK Consulting, Sheila Ulansky (NI 43-101) dated September 1, 2021
News Releases
99.79 **	News Release dated January 9, 2020
99.80 **	News Release dated January 14, 2020
99.81 **	News Release dated January 17, 2020
99.82 **	News Release dated February 4, 2020
99.83 **	News Release dated February 11, 2020
99.84 **	News Release dated February 26, 2020
99.85 **	News Release dated March 10, 2020
99.86 **	News Release dated March 31, 2020
99.87 **	News Release dated April 15, 2020
99.88 **	News Release dated April 23, 2020
99.89 **	News Release dated May 1, 2020
99.90 **	News Release dated May 5, 2020
99.91 **	News Release dated May 8, 2020
99.92 **	News Release dated June 1, 2020
99.93 **	News Release dated June 4, 2020
99.94 **	News Release dated June 15, 2020
99.95 **	News Release dated June 17, 2020
99.96 **	News Release dated July 6, 2020
99.97 **	News Release dated July 21, 2020
99.98 **	News Release dated July 27, 2020
99.99 **	News Release dated August 4, 2020
99.100 **	News Release dated August 20, 2020
99.101 **	News Release dated August 25, 2020
99.102 **	News Release dated September 3, 2020
99.103 **	News Release dated September 9, 2020
99.104 **	News Release dated September 15, 2020
99.105 **	News Release dated October 5, 2020
99.106 **	News Release dated October 14, 2020
99.107 **	News Release dated October 20, 2020
99.108 **	News Release dated October 27, 2020
99.109 **	News Release dated November 10, 2020
99.110 **	News Release dated November 11, 2020
99.111 **	News Release dated November 17, 2020
99.112 **	News Release dated November 19, 2020
99.113 **	News Release dated November 24, 2020
99.114 **	News Release dated November 27, 2020
99.115 **	News Release dated December 8, 2020
99.116 **	News Release dated December 15, 2020
99.117 **	News Release dated December 17, 2020
99.118 **	News Release dated December 22, 2020
99.119 **	News Release dated January 6, 2021
99.120 **	News Release dated January 19, 2021
99.121 **	News Release dated January 26, 2021

99.122 **	News Release dated January 28, 2021
99.123 **	News Release dated February 3, 2021
99.124 **	News Release dated February 10, 2021
99.125 **	News Release dated February 17, 2021
99.126 **	News Release dated February 24, 2021
99.127 **	News Release dated March 2, 2021
99.128 **	News Release dated March 8, 2021
99.129 **	News Release dated March 31, 2021
99.130 **	News Release dated April 7, 2021
99.131 **	News Release dated April 8, 2021
99.132 **	News Release dated April 13, 2021
99.133 **	News Release dated April 16, 2021
99.134 **	News Release dated April 16, 2021
99.135 **	News Release dated April 27, 2021
99.136 **	News Release dated May 4, 2021
99.137 **	News Release dated May 10, 2021
99.138 **	News Release dated May 10, 2021
99.139 **	News Release dated May 17, 2021
99.140 **	News Release dated May 20, 2021
99.141 **	News Release dated May 21, 2021
99.142 **	News Release dated May 25, 2021
99.143 **	News Release dated May 31, 2021
99.144 **	News Release dated June 4, 2021
99.145 **	News Release dated June 10, 2021
99.146 **	News Release dated June 30, 2021
99.147 **	News Release dated July 7, 2021
99.148 **	News Release dated July 22, 2021
99.149 **	News Release dated August 4, 2021
99.150 **	News Release dated September 1, 2021
99.151 **	News Release dated September 7, 2021
99.152 **	News Release dated September 9, 2021
99.153 **	News Release dated September 17, 2021
99.154 **	News Release dated October 1, 2021
99.155 **	News Release dated October 4, 2021
99.156 **	News Release dated October 15, 2021
Consents
99.158 **	Consent of Roland Tosney dated October 22, 2021
99.159 **	Consent of Willie Hamilton dated October 22, 2021
99.160 **	Consent of Adrian Dance dated October 22, 2021
99.161 **	Consent of Sheila Ulansky dated October 22, 2021
99.162 **	Consent of Grant Carlson dated October 22, 2021
99.163 **	Consent of Ronald Uken dated October 22, 2021
99.164 **	Consent of Scott Elfen dated October 22, 2021
99.165 **	Consent of Tommaso Roberto Raponi dated October 22, 2021
99.166 **	Consent of Rolf Schmitt dated October 22, 2021
99.167 **	Consent of Robin Kalanchey dated October 22, 2021
99.168 **	Consent of Scott Weston dated October 22, 2021
99.169 **	Consent of Gordon Zurowski dated October 22, 2021
99.170 **	Consent of Paul Geddes dated October 22, 2021
99.171 **	Consent letter of Grant Thornton LLP dated October 22, 2021

________________

* Previously filed.

** Filed herewith.